Exhibit 10.6

PONIARD PHARMACEUTICALS, INC.
NONQUALIFIED STOCK OPTION AGREEMENT
UNDER THE RESTATED 2004 INCENTIVE COMPENSATION PLAN

(Nonemployee Directors)

THIS AGREEMENT is made between Poniard Pharmaceuticals, Inc. (“Poniard”) and «Name».  Capitalized terms not explicitly defined in this Agreement but defined in the Poniard Pharmaceuticals, Inc. 2004 Incentive Compensation Plan (the “Plan”) shall have the same definitions as in the Plan.

Grant Date.  The effective date of this Agreement is «Date» (the “Grant Date”).

Grant.  The Board of Directors hereby grants to you an Option to purchase «Shares» shares (the “Shares”) of Poniard Common Stock at the Option price of $«Price» per share (the “Option”).  The Option is granted pursuant to the Stock Option Grant Program for Nonemployee Directors (the “Program”) under the Plan and is subject to the terms and conditions of the Program and the Plan.

Nonqualified Stock Option. This Option is granted as a nonqualified stock option, which is not intended to qualify as an “incentive stock option” as that term is used under Section 422 of the Internal Revenue Code of 1986, as amended.

Term.  The term of the Option is ten years from the Grant Date, unless sooner terminated.

Exercise.  During your lifetime only you or a permitted transferee or assignee can exercise the Option.  The Plan permits exercise of the Option by the personal representative of your estate or the beneficiary thereof following your death.

Termination of Option.  The unvested portion of the Option will terminate automatically and without further notice immediately upon termination of your service as a member of the Board of Directors of Poniard (a “Director”) for any reason.  The vested portion of the Option will remain exercisable for five years after the date you cease to be a Director or until the date the Option expires by its terms, whichever is earlier.

It is your responsibility to be aware of the date on which the Option terminates and is no longer exercisable.

Vesting and Exercisability.  Subject to your continuous services as a Director, fifty percent (50%) of the Option will vest and become exercisable immediately following the «Mt1» annual meeting of shareholders.  Subject to your continuous services as a Director, the remaining fifty percent (50%) of the Option will vest and become exercisable immediately following the «Mt2» annual meeting of shareholders.

Terms of Payment.  The Option price must be paid in full at the time of exercise in cash or by check acceptable to the Compensation Committee or to the extent permitted by the Compensation Committee, in Poniard Common Stock (which generally must have been held for at least six months), delivery of an exercise notice, together with irrevocable instructions to a broker to deliver to Poniard the amount of proceeds necessary to pay the exercise price, or any other form of consideration permitted by  the Compensation Committee, or a combination thereof, as the Compensation Committee may determine.  Common Stock delivered as full or partial payment upon exercise will be valued at the fair market value of the Common Stock.  In addition, you must pay or otherwise make provision for any applicable tax withholding amounts that may become due on exercise before Poniard will be obligated to issue any Shares to you.

Dividend, Stock Split, Combination or Reclassification.  If, from time to time, during the term of this Agreement, there is any stock dividend, stock split, combination of shares, or reclassification of the outstanding Common Stock, then any and all new, substituted or additional shares to which you are entitled by reason of this Agreement will be included in the word “Shares” for all purposes of this Agreement with the same force and effect as the Shares presently subject to this Agreement and there will be a corresponding adjustment to the price for each Share.

Acceptance and Acknowledgment.  By your signature below, you accept the Option described above and in the Plan and the Program, and acknowledge receipt of a copy of this Agreement, the Plan, the Program and the Plan Summary.  You also acknowledge that you have read and understand the Plan and the Program, including the provisions of Section 13 of the Plan.

PONIARD PHARMACEUTICALS, INC.

By:
Anna Lewak Wight
Vice President, Legal

PARTICIPANT:

Signature:

Date:

Address:

Taxpayer I.D.:

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